Exhibit T3A.2.69

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:07 AM 08/08/2008
FILED 10:02 AM 08/08/2008
SRV 080857377 – 4585559 FILE

CERTIFICATE OF INCORPORATION

OF

RITE AID PAYROLL MANAGEMENT, INC.

ARTICLE ONE

NAME

The name of the corporation is Rite Aid Payroll Management, Inc. (the “Corporation”).

ARTICLE TWO

ADDRESS OF REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

PURPOSE

The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

CAPITAL STOCK

The total number of shares of stock that the Corporation has authority to issue is 1,000 shares of Common Stock, with a par value of $.001 per share.

ARTICLE FIVE

INCORPORATOR

The name and address of the incorporator are:

Ann Martin Criss
Morgan, Lewis & Bockius LLP
One Oxford Centre
Thirty-Second Floor
Pittsburgh, PA 15219-6401

ARTICLE SIX

EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE SEVEN

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE EIGHT

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE NINE

INDEMNIFICATION

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein, by the unanimous written consent of the board of directors of the Corporation and by the laws of the State of Delaware, nnd all rights conferred upon stockholders herein are granted subject to this reservation.

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THE UNDERSIGNED, being the incorporator herein before named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly I have hereunto set my hand this 8th day of August, 2008.

/s/ Ann Martin Criss
Ann Martin Criss
Incorporator